EXHIBIT 10.10
Letter of Agreement

This LETTER OF AGREEMENT is entered into as of November 15, 2010 by and between Wall & Madison LLC, a New York Limited Liability Corporation with offices at 63 Murray Avenue, Port Washington, New York, 11050 (“Agency”) and Brainy Acquisitions, Inc., with corporate offices at 460 Brogdon Road, Suite 400, Suwanee, Georgia, 30024 (Client”).

1.           SCOPE OF SERVICES

Client hereby retains Agency to provide Marketing consulting and related services in connection with the ramp-up of Client’s Conventional sales initiatives and Direct to consumer marketing and promotion efforts. Such services shall include, but not be limited to the following.

Agency shall:

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acquaint itself with the Client’s “product lines” (initially to include Brainy Baby and related product lines) as well as their markets, competitors and trends relevant to Client’s products and services to enhance the planning and execution process and strive to continually improve its understanding of issues and opportunities.

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function as a consultant and general contractor to provide access to its Marketing , Advertising, and Promotional industry resources and services of the type customarily rendered by an Online Advertising and traditional Marketing agency, or as otherwise directed by Client.

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develop and execute online and offline direct to consumer advertising and marketing strategies, plans and initiatives on behalf of Client, including initial concept through Client approval process, launch and ongoing management of marketing campaigns.

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participate and drive the process of developing Client’s consumer facing position statement, creative work orders, logo design initiative, brochure and sales materials, and selling strategies and selling scripts, integrated advertising and marketing programs.

•	assist Client in the development of content specific to Client and its services and benefits.

•	manage and/or advise Client on the development and execution and optimization of Client website.

•	manage and/or advise Client on the execution and delivery of an optimized customer acquisition landing page.

•	create and execute initial e-mail campaigns inclusive of creative, CPA media strategy and purchase, and e-com optimization.

•	create and execute initial Banner and Banner Re-Targeting campaigns inclusive of creative designs and alternatives, pricing negotiation and purchase, execution and ongoing optimization.

•	manage and optimize Search Engine Marketing (SEM) strategy, bidding and purchase.

•	provide initial guidance and recommendations regarding alternative consumer outreach initiatives; i.e. online and offline social networking and community outreach, television, and radio.

2.           FEES

 Client shall pay Agency a flat fee in the amount of $12,000 per month commencing upon execution of this Agreement, and due and payable on the 1st of each month thereafter.

In addition to its fees, Agency shall be entitled to reimbursement by Client for Agency’s reasonable and customary disbursements incurred in connection with the provision of services under this Agreement.  Expenses beyond the usual course of business as well as Business travel, must be approved by Client in advance and in writing.

It is anticipated and understood that Agency will negotiate a commission directly with the entities with which Agency places Client advertising/outreach programs.

3.           TERM

The duration/ initial term of this agreement shall be eighteen months, after which it will continue on a monthly basis unless otherwise mutually renegotiated and/ or terminated by either party at any time upon sixty days written notice.

4.           SUBCONTRACTS

Agency shall not subcontract out any part of the services to be provided under this Agreement or enter any agreements on behalf of Client without the prior written approval of Client.   The granting of such approval by Client shall not relieve Agency of its obligations under this Agreement or of its liability for the quality and performance of the services provided under this Agreement.  Agency shall ensure that all vendors, subcontractors and agents of subcontractor providing services in connection with this Agreement accept and agree to be bound by the confidentiality provisions contained in Section 7 herein.

5.           INTELLECTUAL PROPERTY

Client shall be deemed the owner of all designs, logos, fonts, website content and other materials developed for Client pursuant to this Agreement without restriction on subsequent use.

6.           NON-COMPETITION AND CONFIDENTIALITY

Agency agrees that it will not, at any time during or after the termination of this Agreement, use for any purpose other than the performance of its duties under this Agreement, reveal, divulge or make known to any person (other than the Client) any records, data, trade secrets, know-how, methods of operations, strategies, processes, computer programs, personnel information or any other confidential or proprietary information of the Client (the "Confidential Information") used by the Client and made known to the Agency by reason of Agency’s performance of work under this Agreement

7.           MODIFICATION

No change, termination or purported waiver of any of the provisions of this Agreement shall be binding unless in writing and signed by the party to be bound.

8.           WAIVER

No failure to enforce or exercise any right, remedy, privilege or recourse accorded to either party under this Agreement shall diminish or waive the right, remedy, privilege or recourse, or affect the entitlement of either party thereafter to enforce or exercise the same in the event of another situation, whether or not similar.

9..           SUCCESSORS; ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.  Neither party may assign this Agreement without the prior written consent of the other.

10.           GOVERNING LAW, JURISDICTION AND VENUE

This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Georgia.  Any action, suit or proceeding relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts.

11.           NOTICES

All notices, consents, waivers or other communications required or permitted to be given pursuant to any of the provisions of this Agreement (collectively, “Notices”) shall be in writing and shall be deemed to have been duly given or made for all purposes when sent by certified or registered mail, return receipt requested, and postage prepaid, hand delivered, sent by confirmed telecopy or other confirmed electronic means or by express mail service or other verified overnight courier service to the party at its address set forth below, or at such other address as either party may specify by Notice given to the other party in accordance with this Paragraph.

For Client:	Brainy Acquisitions, Inc
460 Brogdon Road, Suite 400
Suwanee, Georgia, 30024

For Agency:	Wall & Madison Media, LLC
63 Murray Avenue
Port Washington, New York 11050
Tel: 212-419-7749
Fax:

12.	Nothing in this Agreement shall be deemed to prevent John Benfield from serving as an officer or director of Client or any affiliate of Client at any time.

13.           COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WALL AND MADISON, LLC

By:	/s/John Benfield
John Benfield

BRAINY ACQUISITIONS, INC

By:	/s/John Benfield
John Benfield

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